Exhibit 99.1

MFA

FINANCIAL, INC.

350 Park Avenue

New York, New York 10022

PRESS RELEASE		FOR IMMEDIATE RELEASE

November 6, 2018		NEW YORK METRO

INVESTOR CONTACT:	InvestorRelations@mfafinancial.com	NYSE: MFA
212-207-6488
www.mfafinancial.com

MEDIA CONTACT:	Abernathy MacGregor
Tom Johnson
212-371-5999

MFA Financial, Inc.

Announces Third Quarter 2018 Financial Results

NEW YORK - MFA Financial, Inc. (NYSE:MFA) today announced its financial results for the third quarter ended September 30, 2018.

Third Quarter 2018 and other highlights:

•                  MFA generated third quarter GAAP net income of $83.4 million, or $0.19 per common share.  As of September 30, 2018, book value per common share was $7.46.

•                  Asset acquisitions exceeded run-off during the quarter.  MFA purchased in excess of $2.3 billion of residential mortgage assets in the third quarter, including $707 million of residential whole loans.

•                  Recent growth in MFA’s residential whole loan portfolio has been largely through purchases of newly originated whole loans, including Non-QM loans, rehabilitation or “fix and flip” loans and single family rental loans.

•                  We completed a common equity offering in August, selling 50.9 million common shares, for net proceeds of $389.4 million.

•                  Net Income was $0.02 per common share higher than the second quarter of 2018, primarily due to higher net interest income, primarily due to growth in our portfolio of newly originated residential whole loans.

•                  On October 31, 2018, MFA paid its third quarter 2018 dividend of $0.20 per share of common stock to shareholders of record as of October 1, 2018.

Craig Knutson, MFA’s CEO and President, said, “MFA’s investment team was very active in the third quarter, acquiring over $2.3 billion of new assets.  With the additional capital from our August common equity raise, we grew our investment portfolio by over $1.3 billion. Our residential whole loan and REO portfolio increased by $543 million, largely due to purchases of newly originated whole loans.  RPL/NPL MBS increased by $253 million, and MSR-related investments increased by $184 million.  We also purchased approximately $750 million of 30 year fixed rate Agency MBS, growing this portfolio by approximately $540 million.  This incremental Agency MBS investment was hedged to minimize duration exposure and also provided an efficient means to deploy a portion of the capital raised in our August common equity raise.  These very liquid investments can easily be sold to fund future purchases of residential whole loans or other higher yielding assets.  Much of the growth in our residential whole loan portfolio has been through purchases of newly originated whole loans, including Non-QM loans, fix and flip loans and single family rental loans.  We are pleased to continue to gain traction on these new acquisition efforts, which involve relationships cultivated over the past year or more.  Through our willingness and ability to explore and enter into various arrangements, including flow agreements, strategic alliances and also minority equity investments, we have been able to partner with originators to source attractive new investments, while enabling them to grow with support from MFA as a reliable provider of capital.”

“MFA remains well-positioned to generate attractive returns despite higher funding costs due to Fed Funds increases and continued elevated asset prices.  Through our asset selection and hedging strategy, our estimated net effective duration, a gauge of our portfolio’s sensitivity to interest rates, remained relatively low and measured 1.14 at quarter-end.  MFA’s book value per common share decreased slightly to $7.46 from $7.54 as of June 30, 2018, due primarily to lower unrealized gains on Legacy Non-Agency MBS and higher unrealized losses on Agency MBS, which were partially offset by an increase in the fair value of Swaps.  Leverage, which reflects the ratio of our financing obligations to equity, was 2.3:1 at quarter-end.”

Mr. Knutson added, “MFA’s portfolio asset selection process continues to emphasize residential mortgage credit exposure while seeking to minimize sensitivity to interest rates.  As housing prices maintain their upward trend and borrowers repair their credit and balance sheets, the performance of our credit sensitive residential whole loan portfolio benefits from this fundamental strength.  MFA’s proactive asset management team has been able to shorten liquidation timelines and increase property sale proceeds, leading to improved outcomes and better returns.  Additionally, MFA’s Legacy Non-Agency MBS portfolio continues to outperform our credit assumptions.  In the third quarter of 2018, we reduced our credit reserve on this portfolio by $10.2 million and these assets generated a yield of 10.76% for the quarter.”

At September 30, 2018, our investments in residential whole loans totaled $3.9 billion.  Of this amount, $2.5 billion is recorded at carrying value and generated a yield of 5.89% (5.73% net of servicing costs) during the quarter, and $1.4 billion is recorded at fair value on our consolidated balance sheet.  On this portion of the portfolio, we recorded gains for the quarter of approximately $34.9 million, primarily reflecting coupon interest payments and other cash received during the quarter together with changes in the fair value of the underlying loans.  In addition, as of the end of the quarter we held approximately $223 million of REO properties.

MFA’s Legacy Non-Agency MBS had a face amount of $2.3 billion with an amortized cost of $1.6 billion and a net purchase discount of $722.8 million at September 30, 2018.  This discount consists of a $531.8 million credit reserve and other-than-temporary impairments and a $191.0 million net accretable discount.  We believe this credit reserve appropriately factors in remaining uncertainties regarding underlying mortgage performance and the potential impact on future cash flows.  Our Legacy Non-Agency MBS have underlying mortgage loans that are on average approximately twelve years seasoned and approximately 11.2% are currently 60 or more days delinquent.

As of September 30, 2018, the Agency MBS portfolio totaled $2.9 billion, had an amortized cost basis of 103.9% of par and generated a 2.21% yield in the third quarter. At the end of the third quarter, MFA held approximately $1.2 billion of RPL/NPL MBS.  These securities had an amortized cost basis of 99.9% of par and generated a 5.01% yield for the quarter.  Our investments in CRT securities totaled $538.9 million at September 30, 2018, and generated a yield of 6.19% in the third quarter. During the quarter we opportunistically sold Legacy Non-Agency MBS and CRT securities for $143.2 million, realizing gains of $16.4 million ($6.8 million of which had previously been recorded as unrealized gains on CRT securities for which we had elected fair value accounting).

For the three months ended September 30, 2018, MFA’s costs for compensation and benefits and other general and administrative expenses were $11.0 million, or an annualized 1.24% of stockholders’ equity as of September 30, 2018.

The following table presents the weighted average prepayment speed on MFA’s MBS portfolio.

Table 1

	Third Quarter 2018 Average CPR	Second Quarter 2018 Average CPR
Agency MBS	16.8%	16.2%
Legacy Non-Agency MBS	16.8%	15.8%
RPL/NPL MBS (1)	19.6%	20.4%

(1)   All principal payments are considered to be prepayments for conditional prepayment rate (“CPR”) purposes.  RPL/NPL MBS are securitized financial instruments that are primarily backed by securitized re-performing and non-performing loans.  The majority of these securities are structured such that the coupon increases from 300 - 400 basis points at 36 - 48 months from issuance or sooner.

As of September 30, 2018, under its swap agreements, MFA had a weighted average fixed-pay rate of interest of 2.35% and a floating receive rate of 2.21% on notional balances totaling $2.6 billion, with an average maturity of 32 months.

The following table presents MFA’s asset allocation as of September 30, 2018, and the third quarter 2018 yield on average interest-earning assets, average cost of funds and net interest rate spread for the various asset types.

Table 2

ASSET ALLOCATION

At September 30, 2018	Agency MBS	Legacy Non-Agency MBS	RPL/NPL MBS	Credit Risk Transfer Securities	MSR Related Assets	Residential Whole Loans, at Carrying Value (1)	Residential Whole Loans, at Fair Value	Other, net (2)	Total
($ in Millions)
Fair Value/Carrying Value	$2,905	$2,173	$1,162	$539	$565	$2,472	$1,449	$387	$11,652
Less Payable for Unsettled Purchases	—	(2)	—	—	—	(7)	(2)	—	(11)
Less Repurchase Agreements	(2,584)	(1,592)	(913)	(405)	(436)	(893)	(455)	—	(7,278)
Less Securitized Debt	—	—	—	—	—	(173)	(541)	—	(714)
Less Senior Notes	—	—	—	—	—	—	—	(97)	(97)
Net Equity Allocated	$321	$579	$249	$134	$129	$1,399	$451	$290	$3,552
Debt/Net Equity Ratio (3)	8.0x	2.8x	3.7x	3.0x	3.4x	0.8x	2.2x		2.3x

For the Quarter Ended September 30, 2018
Yield on Average Interest Earning Assets (4)	2.21%	10.76%	5.01%	6.19%	5.32%	5.89%	N/A		5.54%
Less Average Cost of Funds (5)	(2.22)	(3.29)	(3.10)	(3.14)	(3.08)	(3.67)	(4.07)		(3.13)
Net Interest Rate Spread	(0.01)%	7.47%	1.91%	3.05%	2.24%	2.22%	N/A		2.41%

(1)   Includes $825.6 million of purchased credit impaired loans, $989.8 million of Non-QM loans, $329.3 million of Rehabilitation loans, $79.7 million of Single-family rental loans and $247.1 million of seasoned performing loans.  At September 30, 2018, the total fair value of these loans is estimated to be approximately $2.5 billion.

(2)   Includes cash and cash equivalents and restricted cash, other assets and other liabilities.

(3)   Represents the sum of borrowings under repurchase agreements, securitized debt and payable for unsettled purchases as a multiple of net equity allocated.  The numerator of our Total Debt/Net Equity Ratio also includes Senior Notes.

(4)   Yields reported on our interest earning assets are calculated based on the interest income recorded and the average amortized cost for the quarter of the respective asset.  At September 30, 2018, the amortized cost of our interest earning assets were as follows: Agency MBS - $3.0 billion; Legacy Non-Agency MBS - $1.6 billion; RPL/NPL MBS - $1.2 billion; Credit Risk Transfer securities - $504.8 million; and Residential Whole Loans at carrying value - $2.5 billion. In addition, the yield for residential whole loans at carrying value was 5.73%, net of 16 basis points of servicing fee expense incurred during the quarter.  For GAAP reporting purposes, such expenses are included in Loan servicing and other related operating expenses in our statement of operations.  Interest payments received on residential whole loans at fair value is reported in Other Income as Net gain on residential whole loans held at fair value in our statement of operations.  Accordingly, no yield is presented as such loans are not included in interest earning assets for reporting purposes.

(5)   Average cost of funds includes interest on repurchase agreements, the cost of swaps, Senior Notes and securitized debt.  Agency MBS cost of funds includes 6 basis points and Legacy Non-Agency MBS cost of funds includes 5 basis points associated with swaps to hedge interest rate sensitivity on these assets.

At September 30, 2018, MFA’s $5.1 billion of Agency and Legacy Non-Agency MBS were backed by hybrid, adjustable and fixed-rate mortgages.  Additional information about these MBS, including average months to reset and three-month average CPR, is presented below:

Table 3

	Agency MBS			Legacy Non-Agency MBS (1)			Total (1)
Time to Reset	Fair Value (2)	Average Months to Reset (3)	3 Month Average CPR (4)	Fair Value	Average Months to Reset (3)	3 Month Average CPR (4)	Fair Value (2)	Average Months to Reset (3)	3 Month Average CPR (4)
($ in Millions)
< 2 years (5)	$1,150	6	22.7%	$1,418	4	18.6%	$2,568	5	20.3%
2-5 years	132	44	12.6	—	—	—	132	44	12.6
> 5 years	10	82	10.7	—	—	—	10	82	10.7
ARM-MBS Total	$1,292	11	21.6%	$1,418	4	18.6%	$2,710	7	19.9%
15-year fixed	$866		11.5%	$2		17.6%	$868		11.5%
30-year fixed	747		8.7	719		13.4	1,466		12.5
40-year fixed	—		—	34		16.7	34		16.7
Fixed-Rate Total	$1,613		11.0%	$755		13.6%	$2,368		12.2%
MBS Total	$2,905		16.8%	$2,173		16.8%	$5,078		16.8%

(1)   Excludes $1.2 billion of RPL/NPL MBS.

(2)   Does not include principal payments receivable of $438,000.

(3)   Months to Reset is the number of months remaining before the coupon interest rate resets. At reset, the MBS coupon will adjust based upon the underlying benchmark interest rate index, margin and periodic or lifetime caps.  Months to Reset does not reflect scheduled amortization or prepayments.

(4)   3 month average CPR weighted by positions as of beginning of each month in the quarter.

(5)   Includes floating rate MBS that may be collateralized by fixed-rate mortgages.

Webcast

MFA Financial, Inc. plans to host a live audio webcast of its investor conference call on Tuesday, November 6, 2018, at 10:00 a.m. (Eastern Time) to discuss its third quarter 2018 financial results. The live audio webcast will be accessible to the general public over the internet at http://www.mfafinancial.com through the “Webcasts & Presentations” link on MFA’s home page.  To listen to the conference call over the internet, please go to the MFA website at least 15 minutes before the call to register and to download and install any needed audio software.  Earnings presentation materials will be posted on the MFA website prior to the conference call and an audio replay will be available on the website following the call.

Cautionary Language Regarding Forward-Looking Statements

When used in this press release or other written or oral communications, statements which are not historical in nature, including those containing words such as “will,” “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “could,” “would,” “may” or similar expressions, are intended to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions. Statements regarding the following subjects, among others, may be forward-looking: changes in interest rates and the market (i.e., fair) value of MFA’s MBS, residential whole loans, CRT securities and other assets; changes in the prepayment rates on residential mortgage assets , an increase of which could result in a reduction of the yield on certain investments in our portfolio and an increase of which could require us to reinvest the proceeds received by us as a result of such prepayments in investments with lower coupons; credit risks underlying MFA’s assets, including changes in the default rates and management’s assumptions regarding default rates on the mortgage loans securing MFA’s Non-Agency MBS and relating to MFA’s residential whole loan portfolio; MFA’s ability to borrow to finance its assets and the terms, including the cost, maturity and other terms, of any such borrowings; implementation of or changes in government regulations or programs affecting MFA’s business; MFA’s estimates regarding taxable income, the actual amount of which is dependent on a number of factors, including, but not limited to, changes in the amount of interest income and financing costs, the method elected by MFA to accrete the market discount on Non-Agency MBS and residential whole loans and the extent of prepayments, realized losses and changes in the composition of MFA’s Agency MBS, Non-Agency MBS and residential whole loan portfolios that may occur during the applicable tax period, including gain or loss on any MBS disposals and whole loan modifications, foreclosures and liquidations; the timing and amount of distributions to stockholders, which are declared and paid at the discretion of MFA’s Board of Directors and will depend on, among other things, MFA’s taxable income, its financial results and overall financial condition and liquidity, maintenance of its REIT qualification and such other factors as MFA’s Board of Directors deems relevant; MFA’s ability to maintain its qualification as a REIT for federal income tax purposes; MFA’s ability to maintain its exemption from registration under the Investment Company Act of 1940, as amended (or the “Investment Company Act”), including statements regarding the Concept Release issued by the Securities and Exchange Commission (“SEC”) relating to interpretive issues under the Investment Company Act with respect to the status under the Investment Company Act of certain companies that are engaged in the business of acquiring mortgages and mortgage-related interests; MFA’s ability to continue growing its residential whole loan portfolio, which is dependent on, among other things, the supply of loans offered for sale in the market; expected returns on our investments in non-performing residential whole loans (“NPLs”), which are affected by, among other things, the length of time required to foreclose upon, sell, liquidate or otherwise reach a resolution of the property underlying the NPL, home price values, amounts advanced to carry the asset (e.g., taxes, insurance, maintenance expenses, etc. on the underlying property) and the amount ultimately realized upon resolution of the asset; targeted or expected returns on MFA’s investments in recently-originated loans, the performance of which is, similar to MFA’s other mortgage loan investments, subject to, among other things, prepayment risk, credit risk and financing cost associated with such investments; risks associated with our investments in MSR related assets, including servicing, regulatory and economic risks, and risks associated with investing in real estate assets, including changes in business conditions and the general economy. These and other risks, uncertainties and factors, including those described in the annual, quarterly and current reports that MFA files with the SEC, could cause MFA’s actual results to differ materially from those projected in any forward-looking statements it makes. All forward-looking statements are based on beliefs, assumptions and expectations of MFA’s future performance, taking into account all information currently available.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. New risks and uncertainties arise over time and it is not possible to predict those events or how they may affect MFA. Except as required by law, MFA is not obligated to, and does not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

MFA FINANCIAL, INC.

CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Per Share Amounts)	September 30, 2018	December 31, 2017
	(Unaudited)
Assets:
Mortgage-backed securities (“MBS”) and credit risk transfer (“CRT”) securities:
Agency MBS, at fair value ($2,795,273 and $2,727,510 pledged as collateral, respectively)	$2,905,490	$2,824,681
Non-Agency MBS, at fair value ($3,237,108 and $2,379,523 pledged as collateral, respectively)	3,334,610	3,533,966
CRT securities, at fair value ($504,931 and $595,900 pledged as collateral, respectively)	538,945	664,403
Mortgage servicing rights (“MSR”) related assets ($565,272 and $482,158 pledged as collateral, respectively)	565,272	492,080
Residential whole loans, at carrying value ($1,149,293 and $448,689 pledged as collateral, respectively) (1)	2,471,567	908,516
Residential whole loans, at fair value ($685,095 and $996,226 pledged as collateral, respectively) (1)	1,449,365	1,325,115
Cash and cash equivalents	104,186	449,757
Restricted cash	6,489	13,307
Other assets	406,069	742,909
Total Assets	$11,781,993	$10,954,734

Liabilities:
Repurchase agreements	$7,278,270	$6,614,701
Other liabilities	951,483	1,078,397
Total Liabilities	$8,229,753	$7,693,098

Stockholders’ Equity:
Preferred stock, $.01 par value; 7.50% Series B cumulative redeemable; 8,050 shares authorized; 8,000 shares issued and outstanding ($200,000 aggregate liquidation preference)	$80	$80
Common stock, $.01 par value; 886,950 shares authorized; 449,472 and 397,831 shares issued and outstanding, respectively	4,495	3,978
Additional paid-in capital, in excess of par	3,620,268	3,227,304
Accumulated deficit	(598,971)	(578,950)
Accumulated other comprehensive income	526,368	609,224
Total Stockholders’ Equity	$3,552,240	$3,261,636
Total Liabilities and Stockholders’ Equity	$11,781,993	$10,954,734

(1)   Includes approximately $215.1 million and $183.2 million of Residential whole loans, at carrying value and $723.8 million and $289.3 million of Residential whole loans, at fair value transferred to consolidated VIEs at September 30, 2018 and December 31, 2017, respectively. Such assets can be used only to settle the obligations of each respective VIE.

MFA FINANCIAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
(In Thousands, Except Per Share Amounts)	2018	2017	2018	2017
	(Unaudited)
Interest Income:
Agency MBS	$14,332	$15,533	$42,795	$50,014
Non-Agency MBS	58,667	63,252	169,812	212,728
CRT securities	7,748	8,676	25,939	22,898
MSR related assets	6,407	7,194	20,249	17,833
Residential whole loans held at carrying value	29,524	9,026	61,788	26,219
Cash and cash equivalent investments	754	1,452	2,348	2,854
Interest Income	$117,432	$105,133	$322,931	$332,546

Interest Expense:
Repurchase agreements and other advances	$50,881	$46,303	$142,832	$141,444
Other interest expense	7,997	2,972	18,410	7,202
Interest Expense	$58,878	$49,275	$161,242	$148,646

Net Interest Income	$58,554	$55,858	$161,689	$183,900

Other Income, net:
Net gain on residential whole loans held at fair value	$34,942	$18,679	$105,883	$48,660
Net gain on sales of investment securities	16,415	14,933	32,661	30,530
Other, net	(2,998)	(4,515)	(1,519)	13,812
Other Income, net	$48,359	$29,097	$137,025	$93,002

Operating and Other Expense:
Compensation and benefits	$6,868	$10,892	$20,654	$26,258
Other general and administrative expense	4,155	4,081	13,569	14,060
Loan servicing and other related operating expenses	8,758	6,177	23,569	14,785
Operating and Other Expense	$19,781	$21,150	$57,792	$55,103

Net Income	$87,132	$63,805	$240,922	$221,799
Less Preferred Stock Dividends	3,750	3,750	11,250	11,250
Net Income Available to Common Stock and Participating Securities	$83,382	$60,055	$229,672	$210,549

Earnings per Common Share - Basic and Diluted	$0.19	$0.15	$0.56	$0.54

Dividends Declared per Share of Common Stock	$0.20	$0.20	$0.60	$0.60